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                      KAMAN CORPORATION AND SUBSIDIARIES
             EXHIBIT 11 - EARNINGS PER COMMON SHARE COMPUTATION
                   (In thousands except per share amounts)

                                   For the Three Months  For the Six Months
                                      Ended June 30,       Ended June 30,
                                   --------------------  ------------------
                                       1996      1995       1996      1995
                                       ----      ----       ----      ----
Primary:
  Net earnings applicable to
    common stock                     $  4,483  $  3,734  $  8,756   $  8,355
                                     ========  ========  ========   ========
  Weighted average number
    of common shares outstanding       18,584    18,306    18,541     18,266
   Weighted average shares
    issuable on exercise of
    dilutive stock options                141       210       127        192
                                      --------  --------  --------   --------
    Total                              18,725    18,516    18,668     18,458
                                     ========  ========  ========   ========
  Net earnings per common share
    - primary                        $    .24  $    .20  $    .47   $    .45
                                     ========  ========  ========   ========
Fully diluted:
  Net earnings applicable to
    common stock                     $  4,483  $  3,734  $  8,756   $  8,355

  Elimination of interest expense
    on 6% subordinated convertible
    debentures(net after taxes)           282       297       570        597
  Elimination of preferred stock
    dividend requirement                  929       929     1,858      1,858
                                      --------  --------  --------   --------
  Net earnings (as adjusted)         $  5,694  $  4,960  $ 11,184   $ 10,810
                                      ========  ========  ========   ========
  Weighted avg. no. of shares out-
    standing including shares
    issuable on exercise of
    stock options                      18,725    18,516    18,668     18,458
  Shares issuable on conversion of
    6% subordinated convertible
    debentures                          1,421     1,421     1,421      1,421
  Shares issuable on conversion of
    Series 2 preferred stock            4,551     4,551     4,551      4,551
  Additional shares using ending
    market price instead of average
    market on treasury method use
    of stock option proceeds                -        28         8         14
                                     --------  --------  --------   --------
    Total                              24,697    24,516    24,648     24,444
                                     ========  ========  ========   ========
 Net earnings per common share
    - fully diluted                  $    .23  $    .20  $    .45   $    .44
                                     ========  ========  ========   ========

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